Exhibit 99.3

Unify Announces the Appointment of Steven Bonham
as Chief Financial Officer

SACRAMENTO, Calif., – June 14, 2005 – Unify Corp. (OTC BB: UNFY), a leading provider of business process automation solutions including specialty vertical applications, today announced that Steven Bonham has been appointed chief financial officer effective June 27, 2005.

For the past eight years Bonham has served as the chief financial officer for LexisNexis Examen, a recently acquired subsidiary of LexisNexis that provides legal spend management solutions to Fortune 1000 legal departments.  Prior to LexisNexis Examen, Bonham spent eight years with Foundation Health Corp., a Fortune 500 publicly traded managed care insurance company, most recently serving as the vice president of finance for the California Heath Care and Specialty Services divisions. Bonham, a licensed certified public accountant, has a bachelor’s degree in accounting from California State University, Sacramento.

“Steven brings strong credentials in software executive management, accounting and operations having served with vertical solutions-focused companies throughout most of his career,” said Todd Wille, president and CEO of Unify.  “As Unify expands its specialty market strategy, we look forward to leveraging Steven’s background and expertise to capitalize on the opportunities before us and take Unify to the next level. We enthusiastically welcome Steven to the team.”

About Unify

Unify provides business process automation solutions, including market leading applications for specialty markets within the insurance and transportation labor industries.  Unify’s solutions deliver a broad set of capabilities for automating business processes, integrating existing information systems and delivering collaborative information.  Through its industry expertise and market leading technologies, Unify helps organizations drive business optimization, apply governance and increase customer service. Unify is headquartered in Sacramento, Calif. with offices in London and Paris, and a worldwide network of global distributors. Contact Unify at 916-928-6400 or visit www.unify.com.

This press release contains “forward-looking statements” as that term is defined in Section 21E of the Securities Exchange Act of 1934 as amended. Forward looking statements are denoted by words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “seeks”, “estimates”, and other variations of such words and similar expressions are intended to identify such forward-looking statements. These forward looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the Company’s forward looking statements. Such risks and uncertainties include, but are not limited to general economic conditions in the computer and software industries, domestically and worldwide, the Company’s ability to keep up with technological innovations in relation to its competitors, product defects or delays, developments in the Company’s relationships with its customers, distributors and suppliers, changes in pricing policies of the Company or its competitors and the Company’s ability to attract and retain employees in key positions. In addition, Unify’s forward looking statements should be considered in the context of other risks and uncertainties discussed in the Company’s SEC filings available for viewing on its web site at “Investor Relations,” “SEC filings” or from the SEC at www.sec.gov.

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